Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2010

FREDERICK, Md., Oct. 25 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank ("FCB"), announced today that, for the quarter ended September 30, 2010, the Company recorded net income of $242,000 and diluted earnings per share of $0.16, as compared to net income of $259,000 and diluted earnings per share of $0.18 recorded for the third quarter of 2009.

The Company reported net income of $888,000 with diluted earnings per share of $0.60 for the nine months ended on September 30, 2010, as compared to net income of $543,000 and diluted earnings per share of $0.37 for the same period in 2009. The increase in earnings was due primarily to net interest income of $7.8 million recorded in the first nine months of 2010 compared to $6.3 million recorded in the same period of 2009, while the provision for loan losses for this period in 2010 totaled $1.0 million compared to $875,000 in 2009.

Net loan charge-offs for the first nine months of 2010 totaled $609,000, which consists primarily of one loan relationship that was charged-off in the first quarter. This compares to net loan charge-offs for the same period in 2009 totaling the aggregate of $785,000 that consists predominately of three loan relationships.  For the quarter end September 30, 2010 net charge-offs were $21,000 for one loan relationship compared to $103,000 for two loan relationships during the same period in 2009.

The ratio of the allowance for loan losses to total loans stood at 1.61% and 1.52% as of September 30, 2010 and 2009, respectively.  Nonperforming assets stood at $2.73 million and $1.31 million at September 30, 2010 and 2009, respectively, and at $1.44 million at December 31, 2009.  The corresponding nonperforming assets to total assets ratios were 0.92% and 0.49% as of September 30, 2010 and 2009, respectively, and 0.56% as of December 31, 2009.

The Company also reported that, as of September 30, 2010, assets stood at $297.4 million, with total deposits of $256.4 million and gross loans of $218.6 million, representing increases of 11.5%, 12.6% and 3.5% respectively, compared to the first nine months of 2009.  The Company's asset, deposit and loan totals reflect management's decision to maintain a balance sheet growth strategy, in particular by increasing core deposits while maintaining modest loan growth.

	Sept 30,	Sept 30,	December 31,
	2010	2009	2009
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$297,427	$266,807	$258,559
Cash and due from banks	1,485	888	1,447
Federal funds sold and other overnight investments	28,300	25,817	10,667
Investment securities - available for sale	42,015	22,752	24,077
Restricted stock	1,521	1,566	1,566
Loans, net	215,074	207,940	211,816
Deposits	256,382	227,786	219,312
Short-term borrowings	300	500	500
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	23,366	21,403	21,750

Nonperforming assets	2,729	1,312	1,438

SELECTED FINANCIAL DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,717	$3,508	$10,866	$10,440
Interest expense	1,047	1,308	3,040	4,153
Net interest income	2,670	2,200	7,826	6,287
Provision for loan losses	410	275	1,010	875
Net interest income after provision for loan losses	2,260	1,925	6,816	5,412
Securities gains	1	-	85	117
Loss on sale of foreclosed properties	-	(5)	-	(37)
Noninterest income (excluding gains (losses))	149	148	433	422
Noninterest expense	2,039	1,688	5,948	5,153
Income before provision for income taxes	371	380	1,386	761
Provision for income taxes	129	121	498	218
Net income	242	259	888	543

Net charge-offs	21	103	609	785

PER COMMON SHARE DATA:
Basic earnings per share	$0.16	$0.18	$0.60	$0.37
Diluted earnings per share	$0.16	$0.18	$0.60	$0.37
Basic weighted average number of shares outstanding	1,473,258	1,460,900	1,469,011	1,460,835
Diluted weighted average number of shares outstanding	1,488,820	1,469,858	1,481,562	1,475,909
Common shares outstanding	1,469,364	1,461,802	1,469,364	1,461,802
Book value per share	$15.90	$14.64	$15.90	$14.64

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.32%	0.39%	0.42%	0.28%
Return on average equity	4.14%	4.86%	5.20%	3.43%
Allowance for loan losses to total loans	1.61%	1.52%	1.61%	1.52%
Nonperforming assets to total assets	0.92%	0.49%	0.92%	0.49%
Ratio of net charge-offs to average loans	0.01%	0.05%	0.28%	0.37%
Tier 1 capital to risk-weighted assets	12.33%	11.88%	12.33%	11.88%
Total capital to risk-weighted assets	13.58%	13.13%	13.58%	13.13%
Tier 1 capital to average assets	9.69%	10.37%	9.69%	10.37%
Average equity to average assets	7.85%	8.12%	8.02%	8.17%

Weighted average yield/rate on:
Loans	6.22%	6.32%	6.27%	6.26%
Interest-earning assets	5.18%	5.51%	5.37%	5.59%
Interest-bearing liabilities	1.78%	2.55%	1.85%	2.76%
Net interest spread	3.39%	2.96%	3.52%	2.84%
Net interest margin	3.75%	3.48%	3.90%	3.40%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507